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                                     EXHIBIT 5.1


                                   January 20, 1998



Western Bancorp
4100 Newport Place, Suite 900
Newport Beach, California  92660


Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration of 31,189 shares of common stock, without par value (the "Shares"), of Western Bancorp, a California corporation (the "Company"), and of an indeterminate amount of interests (the "Plan Interests") to be offered or sold pursuant to the terms of the Western Bancorp 401(K) Plan (the "Plan"). As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with the Plan and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

     Based on these examinations, it is our opinion that upon filing of the Registration Statement and the completion of the proceedings being taken or which we, as your counsel, contemplate will be taken prior to the issuance of the Plan Interests and the Shares, the Plan Interests and the Shares, when issued in the manner referred to in the Registration Statement and the Plan, will be duly authorized, validly issued, fully paid and nonnassessable.

     For purposes of the foregoing opinion, we have assumed with your approval and without independent verification that any Shares purchased through open market purchases, were or will be duly authorized, validly issued, fully paid and nonassessable when originally issued by the Company. The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of California, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                              Very truly yours,




                              /s/ Irell & Manella LLP
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                              Irell & Manella LLP